FORM 4
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                  _________

              [X] STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
      PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
            OR SECTION 30(f) of the INVESTMENT COMPANY ACT OF 1940



                     Name and Address of Reporting Person*
                     ------------------------------------
                             Kirk M. Nevins
                             400 E. Spring Street
                             Bluffton, IN  46714

                   Issuer Name and Ticker or Trading Symbol
                   ----------------------------------------
                     Franklin Electric Co., Inc.  (FELE)


       IRS or Social Security Number of Reporting Person (Voluntary)
       -------------------------------------------------------------



                         Statement for Month/Day/Year
                         ----------------------------
                                 04/22/03


               If Amendment, Date of Original (Month/Day/Year)
               -----------------------------------------------



               Relationship of Reporting Person(s) to Issuer
                          (Check all Applicable)
                           --------------------
            Director                                 10% Owner
    -----                                     -----

      X     Officer (Vice President-Sales)           Other (Specify Below)
    -----                                     -----

                       Individual or Joint/Group Filing
                           (Check Applicable Line)
                            ---------------------
      X    Filed by One Reporting Person
    -----
           Filed by More Than One Reporting Person
    -----

Table I  Non-Derivative Securities Acquired, Disposed Of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------
   1          2        2A         3                4                   5               6             7
Title of    Tran     Deemed   Transaction      Securities           Amount of      Ownership:     Nature of
Security    Date     Exec     Code             Acquired (A)         Securities     Form: Dir      Indirect
(Instr 3)   (M/D/Y)  Date,    (Instr 8)        or Disposed Of(D)    Benficially    (D) or         Beneficial
                     if                        (Instr 3,4,5)        Owned follow   Indirect (I)   Ownership
                     any                                            Report Trans   (Instr 4)      (Instr 4)
                     (M/D/Y)                                        (Instr 3 & 4)
                              Code    V     Amount  A or D  Price
-----------------------------------------------------------------------------------------------------------
Common St   04/22/03          M             20000   A       21.00
Common St   04/22/03          M             3500    A       32.25
Common St   04/22/03          S             12000   D       49.15
Common St   04/22/03          S             11500   D       49.14   1700           D
Common St                                                           258            I              401k<F1>
Common St                                                           2532           I              ESOP<F2>
-----------------------------------------------------------------------------------------------------------

Table II  Derivative Securities Acquired, Disposed Of, or Beneficially Owned
(Puts, Calls, Warrants, Options, Convertible Securities)
-----------------------------------------------------------------------------------------------------------------------------------
  1        2          3       3A       4          5               6              7              8        9        10          11
Title    Conver-    Trans-   Deem    Trans-     Number           Date          Title &        Price    Number    Own-      Nature
of       sion or    action   Exec    action     of Deri-         Exer-         Amount of      of       of Der-   ership:   of Indir
Deriv-   Exercise   Date     Date,   Code       vative           cisable       Under-         Deriv-   ivative   Form of   Benefic
ative    Price of   (M/D/Y)  if      (Ins 8)    Securi-          & Expir-      lying          ative    Securi-   Dir Sec   Ownershp
Secur-   Deriva-             any                ties             ation         Securities     Secur-   ties      Direct    (Inst 4)
ity      tive                (M/D/Y)            Acquired         Date          (Instr 3 & 4)  ity      Benef     (D) or
(Ins 3)  Security                               (A) or           (M/D/Y)                      (Ins 5)  Owned     Indirect
                                                Disposed of                                            follow    (I)
                                                (D)                                                    Rep Tran  (Ins 4)
                                                (Ins 3,4,5)                                            (Ins 4)
                                                                                       Num
                                                              Date     Expir           of
                                     Code  V    (A)    (D)    Exer     Date    Title   Shrs
-----------------------------------------------------------------------------------------------------------------------------------
Option (right to buy)
         21.00      04/22/03         M                 20000           12/13/06 C Stock 20000 21.00
Option (right to buy)
         32.25      04/22/03         M                 3500            7/28/10  C Stock 3500  32.25    24000     D
-----------------------------------------------------------------------------------------------------------------------------------









/s/ Kirk M. Nevins                                                         April 23, 2003
------------------------------------------------------------              -----------------
           Signature of Reporting Person                                       Date




NOTES
-----

<F1> Holdings within the Franklin Electric Directed Investment Salary Plan
     ("401k Plan") Trust. The information reported herein is based on a plan statement reporting December 31, 2002 holdings under the 401k Plan.
<F2> Allocation of shares under the Franklin Electric Co., Inc. Employee Stock
     Ownership Plan Trust ("ESOP"). The information reported herein was provided by the trustee for holdings as of December 31, 2002.



























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